Filed pursuant to Rule 433

March 20, 2018

Relating to

Preliminary Prospectus Supplement dated March 20, 2018 to

Prospectus dated November 18, 2016

Registration Statement No. 333-214708

MetLife, Inc.

5.875% Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series D

Final Term Sheet

March 20, 2018

Issuer:	MetLife, Inc.

Securities:	5.875% Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series D (“Series D Preferred Shares”)

Anticipated Ratings*:	Baa2 / BBB / BBB (Stable / Stable / Stable) (Moody’s / S&P / Fitch)

Number of Shares:	500,000

Liquidation Preference:	$1,000 per share

Aggregate Liquidation Preference:	$500,000,000

Price to the Public:	100%

Gross Underwriting Discount:	1.000%

Proceeds to Issuer Before Expenses:	$495,000,000

Maturity Date:	Perpetual

Pricing Date:	March 20, 2018

Issuance Date:	March 22, 2018 (T+2)

Dividend Rate and Dividend Payment Dates to, but excluding, March 15, 2028:	5.875% per annum, accruing from, and including, the Issuance Date to, but excluding, March 15, 2028, payable semi-annually in arrears on each March 15 and September 15, commencing September 15, 2018 and ending March 15, 2028

Dividend Rate and Dividend Payment Dates from, and including, March 15, 2028:	Three-month LIBOR plus 2.959% per annum, accruing from, and including, March 15, 2028, payable quarterly in arrears on each March 15, June 15, September 15 and December 15, commencing June 15, 2028

Day Count Convention:	30/360 from, and including, the Issuance Date to, but excluding, March 15, 2028, and Actual/360 from, and including, March 15, 2028

Optional Redemption:	Redeemable in whole or in part, from time to time, on or after March 15, 2028, at a redemption price equal to $1,000 per Series D Preferred Share, plus an amount equal to any dividends per share that have accrued but not been declared and paid for the then-current dividend period to, but excluding, such redemption date

Redemption after the Occurrence of a Rating Agency Event or Regulatory Capital Event:	Redeemable in whole but not in part, at any time prior to March 15, 2028, within 90 days after the occurrence of a “rating agency event” or “regulatory capital event” (as defined in the Preliminary Prospectus), at a redemption price equal to (i) in the case of a rating agency event, $1,020 per Series D Preferred Share, plus an amount equal to any accrued and unpaid dividends per share that have accrued but not been declared and paid for the then-current dividend period to, but excluding, such redemption date or (ii) in the case of a regulatory capital event, $1,000 per Series D Preferred Share, plus an amount equal to any accrued and unpaid dividends per share that have accrued but not been declared and paid for the then-current dividend period to, but excluding, such redemption date

CUSIP/ISIN:	59156R BT4 / US59156RBT41

Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC

Senior Co-Managers:	Barclays Capital Inc. BNP Paribas Securities Corp. Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. Goldman Sachs & Co. LLC HSBC Securities (USA) Inc. Morgan Stanley & Co. LLC

Co-Managers:	Mizuho Securities USA LLC Scotia Capital (USA) Inc. SG Americas Securities, LLC SMBC Nikko Securities America, Inc. U.S. Bancorp Investments, Inc.

Junior Co-Managers:

ANZ Securities, Inc.

BNY Mellon Capital Markets, LLC

Commerz Markets LLC

Credit Agricole Securities (USA) Inc.

ICBC Standard Bank Plc

nabSecurities, LLC

RBS Securities Inc.

Santander Investment Securities Inc.

Standard Chartered Bank

TD Securities (USA) LLC

The Williams Capital Group, L.P.

UniCredit Capital Markets LLC

Drexel Hamilton, LLC

MFR Securities, Inc.

Mischler Financial Group, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at (800) 831-9146, J.P. Morgan Securities LLC collect at (212) 834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at (800) 294-1322 or Wells Fargo Securities, LLC toll-free at (800) 645-3751.

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